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Filed pursuant to Rule 424(b)(5)
Registration No. 333-205175

PROSPECTUS SUPPLEMENT
(To prospectus dated July 2, 2015)

3,685,000 Shares

CHEROKEE INC.

Common Stock

        We are offering 3,685,000 shares of our common stock. Our common stock is listed on the NASDAQ Global Select Market ("NasdaqGS") under the symbol "CHKE." On November 28, 2016, the last sales price of our common stock as reported on the NasdaqGS was $10.00 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$9.50	$35,007,500
Underwriting discount(1)	$0.494	$1,820,390
Proceeds, before expenses, to us	$9.006	$33,187,110

(1)
See "Underwriting" for additional information regarding the compensation payable to the underwriter.

        We have granted the underwriter a 45-day option to purchase up to an additional 552,750 shares from us to cover over-allotments, if any.

        The underwriter expects to deliver the shares to purchasers on or about December 2, 2016.

Sole Book-Running Manager

Roth Capital Partners

November 29, 2016.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on the information provided in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we may authorize to be delivered to you or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you may only be accurate as of the respective dates thereof. Our business, financial condition and results of operations may have changed since then. In connection with the purchase price of the Hi-Tec Acquisition as described herein, and except where stated otherwise, U.S. dollar values included in this prospectus supplement have been converted from Euros based on an exchange rate of 1.06 U.S. dollars for each Euro, as of November 21, 2016 as reported by The Wall Street Journal.

        We provide information to you about this offering of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus, before you invest. These documents contain information that you should consider before making your investment decision.

        All references to "Cherokee", "Cherokee Global Brands", the "Company", "we", "us" and "our" refer to Cherokee Inc. and its consolidated subsidiaries, unless the context indicates or requires otherwise.

        We own the registered trademarks or trademark applications for Cherokee®, Liz Lange®, Completely Me by Liz Lange®, Hawk®, Tony Hawk®, Everyday California®, Flip Flop Shops®, Sideout®, Sideout Sport®, Carole Little®, Saint Tropez-West®, Chorus Line®, All That Jazz®, and others. All other trademarks, trade names and service marks included in this prospectus supplement are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        When used, the words "anticipates", "believes", "estimates", "plans", "expects", "objectives", "goals", "aims", "hopes", "may", "might", "will", "likely", "should" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus include, among others, statements regarding: the consummation of and expected timing of the closing of the Hi-Tec Acquisition (as defined in this prospectus supplement); the expected benefits of the Hi-Tec Acquisition, including our expectations regarding contributions to licensing revenue and Adjusted EBITDA (as defined in this prospectus supplement) during the first full fiscal year after the closing of the acquisition and annual guaranteed minimum royalties; the consummation of and terms of the Sale Transactions (as defined in this prospectus supplement) and license agreements with the Transaction Partners (as defined in this

S-i

prospectus supplement); the terms of the agreements governing the transactions contemplated by the Hi-Tec Acquisition; the consummation of and terms of the credit facility with Cerberus Business Finance, LLC; the consummation and terms of the receivables funding loan with Jess Ravich, the Chairman of our Board of Directors; the potential repayment of the JPMorgan Chase Bank, N.A. credit facility and/or the credit facilities of Hi-Tec Sports International Holdings B.V.; our goals or expectations for our future performance; our preliminary estimates of our cash and debt balances, revenues, EBITDA, Adjusted EBITDA, earnings per share and Adjusted EPS (as defined in this prospectus supplement) as of October 29, 2016; and our anticipated financial results in future periods. Forward-looking statements are based on our current views, expectations and assumptions and involve known and unknown risks and uncertainties that may cause actual results, performance, achievements or share prices to be materially different from any future results, performance, achievements or share prices expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: the risk that we do not consummate the Hi-Tec Acquisition on the timeline that we expect or at all; the risk that we do not realize the anticipated benefits of the Hi-Tec Acquisition; risks related to the sale of certain assets and liabilities of Hi-Tec Sports International Holdings B.V. and its subsidiaries to the Transaction Partners and to the financing of the Hi-Tec Acquisition; and risks related to the conversion of the Hi-Tec business to a branded licensing model. These and other risks and uncertainties are discussed in more detail in this prospectus supplement under "Risk Factors" and in our periodic and current reports incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on the forward-looking statements we make because some or all of them may turn out to be incorrect. Forward-looking statements speak only as of the date they are made and except as required by law, we undertake no obligation to update any of the forward-looking statements we make to reflect future events and developments.

NON-GAAP FINANCIAL MEASURES

        We have included the financial measures of EBITDA, Adjusted EBITDA and adjusted earnings per share on a fully diluted basis ("Adjusted EPS") in this prospectus supplement, which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"). EBITDA represents operating income before depreciation and amortization expense. Adjusted EBITDA represents net income before interest expense, net, income tax expense, depreciation and amortization expense and other items that, in management's judgment, significantly affect the assessment of our operating results between periods. Adjusted EPS represents earnings per share on a fully diluted basis before transaction costs and professional fees.

        EBITDA, Adjusted EBITDA and Adjusted EPS are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). We believe this information is useful to investors because it provides a basis for measuring our operating performance. In addition, our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures as an indicator of our operating performance.

        EBITDA, Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA, Adjusted EBITDA and Adjusted EPS do not reflect, among other things:

  •
  changes in, or cash requirements for, our working capital needs;

  •
  the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

  •
  any cash income taxes that we have been or may be required to pay; and

S-ii

  •
  Adjusted EBITDA and Adjusted EPS do not include all non-cash income or expense items that are reflected in our statements of cash flows.

        Because of these limitations, EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as a measure of discretionary cash available to us to invest in the operation and growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using EBITDA, Adjusted EBITDA and Adjusted EPS as supplements. In evaluating EBITDA, Adjusted EBITDA and Adjusted EPS, you should be aware that in the future we may incur expenses similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA and Adjusted EPS. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS should not be construed as a basis to infer that our future results will be unaffected by unusual or non-recurring items.

        The adjustments included in calculating EBITDA and Adjusted EBITDA presented herein are not in all instances equivalent to the adjustments included in calculating EBITDA pursuant to the agreements governing our existing indebtedness or Adjusted EBITDA to be included in calculating financial ratios and covenants in the agreements governing the indebtedness we plan to incur.

        The non-GAAP measures of EBITDA, Adjusted EBITDA and Adjusted EPS used in this prospectus supplement may be different from similar measures used by other companies, limiting their usefulness as comparable measures. Non-GAAP financial measures should not be considered as an alternative to net income or cash flows from operating activities as an indicator of operating performance or liquidity.

        See "Summary – Selected Financial Information" for a description of the calculation of EBITDA, Adjusted EBITDA and Adjusted EPS and unaudited reconciliations of such measures to our GAAP financial results.

        Our guidance on the expected contribution of the Hi-Tec Acquisition, if consummated, to our EBITDA does not include certain charges and costs. The adjustments to operating income in future periods are generally expected to be similar to the kinds of charges and costs excluded from EBITDA in prior periods. The exclusion of these charges and costs in future periods will have a significant impact on our EBITDA. We are not able to provide a reconciliation of our non-GAAP financial guidance of the expected contribution of the Hi-Tec Acquisition to our EBITDA and our non-GAAP financial guidance for Adjusted EBITDA and Adjusted EPS, as applicable, for the fiscal years ending January 28, 2017 and February 3, 2018 to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

S-iii

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of our business and this offering. Please read the section entitled "Risk Factors" commencing on page S-9 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 (our "2016 Annual Report") and our Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2016, which are incorporated by reference in this prospectus supplement, for more information about important factors you should consider before investing in our common stock in this offering.

 Our Company

        Cherokee is a global marketer and manager of a portfolio of fashion and lifestyle brands it owns or represents, licensing the Cherokee, Liz Lange, Completely Me by Liz Lange, Hawk, Tony Hawk, Sideout, Carole Little, Everyday California and Flip Flop Shops brands and related trademarks and other brands in multiple consumer product categories and sectors. We are one of the leading global licensors of style-focused lifestyle brands for apparel, footwear, home products and accessories. As part of our business strategy, we frequently evaluate other brands and trademarks for acquisition into our portfolio. We enter into license agreements with recognizable retail and wholesale partners in their respective global locations to provide them the rights to design, manufacture and sell products bearing our brands and to provide them our proprietary 360-degree platform. We refer to our retail license strategy as our "Direct to Retail" or "DTR" licensing model. We believe our retail responsiveness process and 360-degree unique value proposition have allowed us to address the growing power of the consumer and the present and future needs of the retailers that are selling our portfolio of high-equity lifestyle brands. Based on consumer research, retail insights and brand insights that we continually measure, evaluate and incorporate into our 360-degree capabilities platform, we believe Cherokee Global Brands has become a key strategic partner to our licensees. As of July 30, 2016, we had forty continuing license agreements covering domestic and international markets, twenty-two of which pertained to the Cherokee brand. We have also entered into wholesale arrangements for the manufacture and sale of products bearing certain of our brands, including nine new wholesale arrangements with distributors and anticipate they will begin selling product bearing our Cherokee brand at retail in the United States during the early part of the fiscal year ending February 3, 2018. In addition, we have franchise relationships for the Flip Flop Shops brand with franchisees that operate Flip Flop Shops retail stores located worldwide.

        We are guided by three value pillars that speak to our diverse global partners, Vision, Agility, Scale:

    Vision – Brand vision that will drive differentiation and a fresh point of view to engage customers across every touch point and in multiple categories.

    Agility – The agility of our unique 360-degree platform to quickly seize opportunity and swiftly introduce our branded products.

    Scale – The ability to fully leverage our brands' physical and digital spaces with multi-category relevancy and with globally recognized brands that drive a seamless customer experience.

        We derive revenues primarily from licensing our trademarks to retailers and wholesalers globally. Our current retail licensee relationships cover over fifty countries and include relationships with Target

Corporation ("Target"), Kohl's Illinois, Inc. ("Kohl's"), RT Mart, Comercial Mexicana, TJ Maxx, Tottus, Pick N Pay, Argos, Nishimatsuya, Walmart Canada and Sears Canada, amongst others. Our two most significant licensees are Target and Kohl's. In September 2015, Target informed us that it would not renew its license agreement covering sales of Cherokee branded products in the U.S., which expires at the end of its current term on January 31, 2017 for Cherokee branded products. The license agreement with Target, including the existing royalty obligations, will remain in effect and continue to generate minimum annual royalties to us during the fiscal year ending January 28, 2017 until its expiration.

        Cherokee was incorporated in Delaware in 1988. Our principal executive offices are located at 5990 Sepulveda Boulevard, Sherman Oaks, California 91411, telephone (818) 908-9868. We maintain a website with the address www.cherokeeglobalbrands.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus supplement or the accompanying prospectus.

Recent Developments

Hi-Tec Acquisition

        Share Purchase Agreement.    On November 29, 2016 we entered into a share purchase agreement (the "SPA") to acquire all of the issued and outstanding share capital of Hi-Tec Sports International Holdings B.V. ("Hi-Tec"), for an aggregate cash purchase price of approximately $95.8 million on a cash-free debt-free basis, based on normalized working capital (the "Hi-Tec Acquisition"). Subject to post-closing adjustments, and after giving effect to the asset sales and the other transactions described below, we expect that the purchase price for the Hi-Tec intellectual property assets to be retained by us will be approximately $62.0 million. Hi-Tec and its subsidiaries are a Dutch footwear business that design, market and sell footwear globally, primarily under the Hi-Tec and Magnum brands. Hi-Tec sells its products through major retailers, independent distributors, licensees, government contracts and direct to consumer. Through the Sale Transactions, as defined below, we intend to convert the Hi-Tec business to a branded licensing model consistent with our business model of identifying and securing wholesale and retail licensing partners for the commercial exploitation of the intellectual property being acquired.

        If the Hi-Tec Acquisition is consummated, the shares will be acquired from Sunningdale Corporation Limited, a company incorporated under the laws of Malta (the "Seller"). In connection with the Hi-Tec Acquisition all of the existing indebtedness of Hi-Tec will be repaid. The SPA contains customary warranties and indemnities for a Dutch transaction, subject to certain carve-outs and qualifications as set forth therein, and, subject to certain limited exceptions, our recourse for breaches of such warranties and indemnities under the SPA is to a warranty and indemnity insurance policy. A deposit of approximately $2.1 million was paid by or on behalf of us to an escrow account at the time of signing of the SPA and the Seller will become entitled to that deposit if the Hi-Tec Acquisition is not consummated by December 23, 2016, except in certain limited circumstances.

        Separate agreements entered into on November 29, 2016 and to be executed prior to consummation provide for the sale of certain of the assets of Hi-Tec and its subsidiaries by us and/or our affiliated entities to certain operating partners and/or distributors of the Hi-Tec business (the "Transaction Partners"). One of the Transaction Partners is controlled by a person who also controls the Seller. Consistent with our planned conversion of the Hi-Tec business, we will continue to own the intellectual property assets of Hi-Tec following the sale of certain of the Hi-Tec assets, and certain of the Transaction Partners will license certain trademarks of Hi-Tec from, and pay royalties to, us.

        In 2015, Hi-Tec recorded revenue of approximately $143 million (based on a 1.1 Euros to each U.S. dollar exchange rate, which represents the average exchange rate for calendar year 2015), on worldwide wholesale sales estimated by third-party research to be approximately $288 million, including products sold under the Hi-Tec and Magnum brands. Assuming the Hi-Tec Acquisition and other transactions described herein are consummated, we expect Hi-Tec to contribute approximately $19 million of licensing revenue and $7 million in Adjusted EBITDA during the first full fiscal year after closing, which amounts include approximately $5.05 million annually in guaranteed minimum royalties to be received from certain of the Transaction Partners.

        We believe that Hi-Tec's global customer base will strengthen our presence in the United States, the United Kingdom, continental Europe and Latin America and further develop our international footprint in Asia and India. We also expect to realize multiple cross-selling retail and wholesale opportunities between Cherokee Global Brand's and Hi-Tec's respective brand portfolios and intend to expand Hi-Tec's footwear properties into the apparel, accessories, wearables and outdoor products categories in which various Cherokee brands currently operate. We have a history of successfully integrating acquisitions and achieving synergies, and we believe Hi-Tec represents an opportunity to build on this track record.

        We intend to fund the cash purchase price of the Hi-Tec Acquisition through cash on hand, proceeds from a new credit facility with Cerberus Business Finance, LLC ("Cerberus") (see "– Cerberus Credit Facility" below), proceeds from a receivables funding loan extended by one of our directors (see "– Receivables Funding Loan" below), expected proceeds from the Sale Transactions, the prepayment of the first year of guaranteed minimum royalties from certain of the Transaction Partners and the expected net proceeds of this offering. See "Use of Proceeds" in this prospectus supplement.

        Sale Transaction and Licensing Agreements.    Separate agreements entered into on November 29, 2016 and to be executed prior to consummation provide for the sale of certain of the assets of Hi-Tec and its subsidiaries by us and/or our affiliated entities to the Transaction Partners, which we expect to be consummated substantially concurrently with the consummation of the transaction contemplated by the SPA, for an aggregate cash purchase price expected to be approximately $25.3 million, based on expected closing working capital and subject to certain post-closing adjustments (the "Sale Transactions"). Consistent with our planned conversion of the Hi-Tec business, we would continue to own the intellectual property assets of Hi-Tec following the Sale Transactions, and certain of the Transaction Partners would license certain trademarks of Hi-Tec from, and pay royalties to, us. The proceeds of the Sale Transactions will be used to fund a portion of the purchase price for the Hi-Tec Acquisition. Under the license agreements, certain of the Transaction Partners would license certain trademarks of Hi-Tec in the United States, Canada, the United Kingdom, continental Europe, South Africa and other jurisdictions in Africa. We expect to use the prepayment of the first year of guaranteed minimum royalties from certain Transaction Partners under these licenses to pay a portion amounting to approximately $7 million of the purchase price for the Hi-Tec Acquisition.

        Cerberus Credit Facility.    As part of the transactions contemplated for the closing of the Hi-Tec Acquisition, on November 29, 2016, we entered into a commitment letter for a new senior secured credit facility with Cerberus, as administrative agent and collateral agent for the lenders from time to time party thereto, pursuant to which we may borrow (a) up to $5 million under a revolving credit facility, and (b) up to $45 million under a term loan facility. We expect to use a portion of the Cerberus credit facility to repay the outstanding indebtedness of Hi-Tec. The Cerberus credit facility will be secured by a first priority lien on, and security interest in, substantially all our assets and those of certain of our subsidiaries and will have a five year term. The Cerberus credit facility will bear interest at a rate per annum equal to either the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. ("JPMorgan") in New York, New York as its reference rate, base rate or prime rate or LIBOR plus, in each case, the applicable margin and subject to the applicable rate floor. Borrowings under the Cerberus credit facility will be subject to certain maintenance and other fees. The terms of the Cerberus credit facility include financial covenants that set financial standards we will be required to maintain. We also anticipate using a portion of the borrowings under the Cerberus credit facility to refinance our existing credit agreement and for general working capital. If the Hi-Tec Acquisition is not consummated, we do not expect that we will enter into the new credit facility with Cerberus.

        Receivables Funding Loan.    In connection with the funding of the Hi-Tec Acquisition, on November 29, 2016, we entered into a commitment letter with Jess Ravich, the Chairman of our Board of Directors, for an unsecured receivables funding loan in the amount of $5 million. The receivables funding loan will bear interest at a rate of 9.5 percent per annum and be subject to a fee equal to 2.5 percent of the principal amount, payable at closing. The outstanding principal and accrued interest under the receivables funding loan will be due and payable 180 days after closing of the Hi-Tec Acquisition and we expect that certain accounts receivable assets which are expected to be collected in the ordinary course of business will be used to repay the receivables funding loan. Under certain circumstances, a portion of the proceeds from the exercise of the underwriter's over-allotment option, if any, may be used to repay the receivables funding loan. See "Use of Proceeds."

        Repayment of Existing Credit Facility.    We expect to use a portion of the Cerberus credit facility to repay our existing credit facility with JPMorgan. We entered into the credit facility with JPMorgan in September 2012 and, as of October 29, 2016, approximately $17.2 million in principal amount was outstanding thereunder. If the Hi-Tec Acquisition is not consummated and/or we do not enter into the Cerberus credit facility, we do not expect that we will repay our existing credit facility with JPMorgan. This prospectus supplement shall not be deemed an offer to sell or a solicitation relating to any potential refinancing of our credit facility with JPMorgan.

        See "Risk Factors" on page S-9 of this prospectus supplement for risks, uncertainties and other factors that may influence the outcome of the Hi-Tec Acquisition.

Preliminary Financial Results

        As of October 29, 2016, our cash and cash equivalents amounted to $7.5 million and our total debt, comprising long-term debt and current portion of long-term debt, amounted to $17.2 million.

        For the quarterly period ended October 29, 2016, we expect revenues of $6.5 million, Adjusted EBITDA of $1.6 million and Adjusted EPS amounting to $0.08. Revenues were lower from the $8.1 million reported for the three months ended October 31, 2015 primarily as a result of the expected decrease in North American royalty revenues as we transition our focus from Target to our new wholesale licensing partners.

        This preliminary financial information has been prepared by our management and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. These estimated preliminary results are subject to completion of our customary quarterly financial closing and review procedures and are not a comprehensive statement of our financial results for the three months ended October 29, 2016. In addition, this preliminary financial information is not necessarily indicative of the results to be achieved in any future period. Our consolidated financial statements and related notes as of and for the quarterly period ended October 29, 2016 are not expected to be filed with the SEC until after this offering is completed.

        The following is a reconciliation of EBITDA and Adjusted EBITDA for the quarterly periods ended October 29, 2016 and October 31, 2015, respectively, to net income, the nearest comparable GAAP measure:

	Three months ended
	October 29, 2016	October 31, 2015
GAAP Net Income	(872)	1,546
Income Taxes	(489)	802
Interest Expense	152	169
Other Expense (Income), Net	(1)	(46)
Depreciation & Amortization	366	327

EBITDA	(844)	2,798
Transaction Costs & Professional Fees	2,448	619

Adjusted EBITDA	$1,604	$3,417

        The following is a reconciliation of Adjusted EPS for the quarterly periods ended October 29, 2016 and October 31, 2015, respectively, to diluted earnings per share, the nearest comparable GAAP measure:

	Three months ended
	October 29, 2016	October 31, 2015
GAAP Net Income	(872)	1,546
Transaction Costs & Professional Fees	2,448	619
Taxes attributable to Transaction Costs & Professional Fees	(879)	(212)

Adjusted Net Income	$697	$1,953

GAAP Basic Earnings Per Share	$(0.10)	$0.18

GAAP Diluted Earnings Per Share	$(0.10)	$0.17

Adjusted Basic Earnings Per Share	$0.08	$0.22

Adjusted EPS	$0.08	$0.22

Weighted average basic shares outstanding:	8,713	8,713

Weighted average diluted shares outstanding:	8,713	8,891

Financial Guidance

        Excluding any potential impact of the Hi-Tec Acquisition, we anticipate that revenues for the fiscal year ending January 28, 2017 will be approximately $32.0 million, Adjusted EBITDA will be approximately $12.5 million and Adjusted EPS will be approximately $0.76.

        Assuming that the Hi-Tec Acquisition is consummated as described above, we anticipate that revenues for the fiscal year ending February 3, 2018 will be in the range of approximately $49 million to $50 million and Adjusted EBITDA will be in the range of approximately $19.0 million to $20.0 million.

        See "Risk Factors" on page S-9 of this prospectus supplement for risks, uncertainties and other factors that may impact these results.

 Selected Financial Information

        We present below summary non-GAAP financial data for the periods indicated. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods. You should read the summary selected consolidated financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. See "Where You Can Find More Information" in this prospectus supplement.

	Fiscal Year Ending				Twelve Months Ending 7/30/2016	Six Months Ending
	2/2/2013	2/1/2014	1/31/2015	1/31/2016		8/1/2015	7/30/2016
	(in millions)
Operating Income	$11.0	$10.0	$15.4	$13.3	$11.1	$9.0	$6.8
Depreciation & Amortization	1.7	1.3	1.5	1.3	1.4	0.6	0.7

EBITDA	$12.7	$11.3	$16.9	$14.6	$12.5	$9.6	$7.5
Adjustments	0.0	1.8	0.0	1.2	2.4	0.2	1.4

Adjusted EBITDA	$12.7	$13.1	$16.9	$15.8	$14.9	$9.8	$8.9

	Fiscal Year Ending				Twelve Months Ending 7/30/2016	Six Months Ending
	2/2/2013	2/1/2014	1/31/2015	1/31/2016		8/1/2015	7/30/2016
	(in millions)
GAAP Basic Earnings Per Share	$0.81	$0.72	$1.17	$0.97	$0.80	$0.64	$0.47
GAAP Diluted Earnings Per Share	0.81	0.72	1.15	0.95	0.80	0.62	0.47

Adjustments	—	0.14	—	0.09	0.17	0.01	0.09

Adjusted Basic Earnings Per Share	$0.81	$0.86	$1.17	$1.06	$0.97	$0.65	$0.56
Adjusted EPS	0.81	0.86	1.15	1.04	0.97	0.63	0.56

        The following is a reconciliation of EBITDA and Adjusted EBITDA to net income, the nearest comparable GAAP measure:

	Fiscal Year Ending				Twelve Months Ending 7/30/2016	Six Months Ending
	2/2/2013	2/1/2014	1/31/2015	1/31/2016		8/1/2015	7/30/2016
	(in millions)
GAAP Net Income	$6.8	$6.1	$9.8	$8.4	$7.0	$5.5	$4.1
Income Taxes	4.0	3.4	4.7	4.4	3.7	3.1	2.4
Interest Expense	0.2	0.5	0.9	0.7	0.7	0.4	0.4
Other Expense (Income), Net	(0.0)	0.0	0.0	(0.2)	(0.3)	0.0	(0.1)
Depreciation & Amortization	1.7	1.3	1.5	1.3	1.4	0.6	0.7
EBITDA	12.7	11.3	16.9	14.6	12.5	9.6	7.5
Transaction Costs & Professional Fees	0.0	1.8	0.0	1.2	2.4	0.2	1.4

Adjusted EBITDA	$12.7	$13.1	$16.9	$15.8	$14.9	$9.8	$8.9

        The following is a reconciliation of Adjusted EPS to diluted earnings per share, the nearest comparable GAAP measure:

	Fiscal Year Ending				Twelve Months Ending 7/30/2016(1)	Six Months Ending
	2/2/2013	2/1/2014	1/31/2015	1/31/2016		8/1/2015	7/30/2016
GAAP Net Income	6.8	6.1	9.8	8.4	7.0	5.5	4.1
Transaction Costs & Professional Fees	—	1.8	—	1.2	2.4	0.2	1.4
Taxes attributable to Transaction Costs & Professional Fees	—	(0.6)	—	(0.4)	(0.9)	(0.1)	(0.5)

Adjusted Net income	6.8	7.3	9.8	9.2	8.5	5.6	5.0
GAAP Basic Earnings Per Share	$0.81	$0.72	$1.17	$0.97	$0.80	$0.64	$0.47
GAAP Diluted Earnings Per Share	$0.81	$0.72	$1.15	$0.95	$0.80	$0.62	$0.47
Adjusted Basic Earnings Per Share	$0.81	$0.86	$1.17	$1.06	$0.97	$0.65	$0.56
Adjusted EPS	$0.81	$0.86	$1.15	$1.04	$0.97	$0.63	$0.56
Weighted average basic shares outstanding:	8,394	8,394	8,429	8,674	8,722	8,631	8,722
Weighted average diluted shares outstanding:	8,411	8,409	8,543	8,862	8,789	8,875	8,789

(1)
For purposes of this table, we have used shares outstanding for the six months ending July 30, 2016.

 THE OFFERING

Shares of our common stock offered	3,685,000 shares (4,237,750 shares if the underwriter exercises its option to purchase additional shares in full).
Shares of our common stock outstanding following this offering	12,398,534 shares (12,951,284 shares if the underwriter exercises its option to purchase additional shares in full).
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $32.7 million (or $37.7 million if the underwriter exercise its option to purchase additional shares in full), after deducting the underwriting discount and estimated offering expenses payable by us.

If the Hi-Tec Acquisition as described in this prospectus supplement is consummated, we intend to use the net proceeds from this offering to fund a portion of the Hi-Tec Acquisition. If the Hi-Tec Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds." There can be no assurance that the Hi-Tec Acquisition or any of the other transactions contemplated in connection therewith will be consummated. This offering is not conditioned on the consummation of the Hi-Tec Acquisition or such other transactions. See "Risk Factors" on page S-9 of this prospectus supplement for risks, uncertainties and other factors related to the Hi-Tec Acquisition and the other transactions contemplated thereby.
NasdaqGS symbol	CHKE

        The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 8,713,534 shares outstanding as of November 11, 2016 and excludes, as of that date, the following:

    •
    1,120,005 shares of our common stock issuable pursuant to awards held by our directors, officers and employees under our stock compensation plans, including 974,836 shares of our common stock issuable pursuant to option awards and 145,169 shares of unvested restricted common stock; and

    •
    502,743 shares of our common stock available for future issuance under our 2013 Stock Incentive Plan.

RISK FACTORS

        An investment in our common stock involves risk. You should consider carefully the risks discussed below as well as those described under "Risk Factors" beginning on page 1 of the accompanying prospectus and in the documents we have incorporated by reference herein, including our 2016 Annual Report and our Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2016, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to this Offering and Our Common Stock

The trading price of our stock may be volatile and shares of our common stock are relatively illiquid.

        The trading price of our common stock is likely to be subject to fluctuations as a result of various factors impacting our business, including (i) our financial results, (ii) the successful completion of the Hi-Tec Acquisition, integration of Hi-Tec into our existing business and realization of synergies and other benefits of the acquisition, (iii) announcements by us, our retail partners or our competitors, as applicable, regarding or affecting the retail environment either domestically or internationally, the reputation of our brands, our existing or new license agreements and brand representations or acquisitions, strategic alliances or other transactions, (iv) recruitment or departure of key personnel, (v) changes in the estimates of our financial results or changes in the recommendations of any securities analysts that elect to follow our common stock, and (vi) market conditions in the retail industry and the economy as a whole.

        Further, as a result of our relatively small public float, our common stock may be less liquid than the common stock of companies with broader public ownership. Among other things, trading of a relatively small volume of our common shares may have a greater impact on the trading price for our common stock than would be the case if our public float was larger.

We may not pay dividends regularly or at all in the future.

        The determination regarding the payment of dividends is subject to the discretion of our Board of Directors, and therefore we may not pay any dividends in future periods, whether or not we generate sufficient cash to do so. In addition, pursuant to our credit facility with JPMorgan (which we intend to repay in connection with the Hi-Tec Acquisition, as described under "Summary – Recent Developments – Hi-Tec Acquisition – Repayment of Existing Credit Facility"), we are prohibited from paying dividends without JPMorgan's consent and in the event that we would be in violation of our covenant regarding our "fixed charge coverage ratio" after giving effect to any proposed dividend or are otherwise then in default under such agreement. We intend to enter into a new credit facility with Cerberus in connection with the Hi-Tec Acquisition (as described under "Summary – Recent Developments – Hi-Tec Acquisition – Cerberus Credit Facility"), and such credit facility will also restrict our ability to make dividends and other distributions to shareholders.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

        The sale by our stockholders of substantial amounts of our common stock in the public market or the perception that such sales could occur upon the expiration of any statutory holding period, such as under Rule 144 under the Securities Act of 1933, as amended, upon expiration of any lock-up periods applicable to outstanding shares, including under the lock-up agreements to be entered into in connection with this offering as described under "Underwriting", or upon our issuance of shares upon the exercise of outstanding options or warrants or the vesting of restricted stock units, could cause the market price of our common stock to fall. The availability for sale of a substantial number of shares of our common stock, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future when needed, on acceptable terms or at all.

Our Certificate of Incorporation allows our Board of Directors to issue up to 1,000,000 shares of "blank check" preferred stock.

        Our Certificate of Incorporation allows our Board of Directors to issue up to 1,000,000 shares of "blank check" preferred stock, without action by our stockholders. Subject to the restrictions under our current credit facility with JPMorgan and our new credit facility to be entered into with Cerberus (see "Summary – Recent Developments – Hi-Tec Acquisition – Cerberus Credit Facility" and "Summary – Recent Developments – Hi-Tec Acquisition – Repayment of Existing Credit Facility"), such shares of preferred stock may be issued on terms determined by our Board of Directors in its discretion, and may have rights, privileges and preferences superior to those of our common stock. For instance, such shares of preferred stock could have liquidation rights that are senior to the liquidation preference applicable to our common stock, could have superior voting or conversion rights, which could adversely affect the voting power of the holders of our common stock, or could have other terms that negatively impact the voting control or other rights of our common stockholders. Additionally, the ownership interest of holders of our common stock would be diluted following the issuance of any shares of our preferred stock. Further, the preferred stock could be utilized, under certain circumstances, as a method for discouraging, delaying or preventing a change in control of our Company.

We previously identified material weaknesses in our internal control over financial reporting which could, if repeated, result in material misstatements in our financial statements.

        Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our management previously identified material weaknesses in our internal control over financial reports as of February 2, 2013. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

        While we believe that our previously identified material weakness has been remediated, it is possible that material weaknesses or significant deficiencies in our internal control are discovered or occur in the future. In this case, our consolidated financial statements may be more likely to contain material misstatements, in which case we could be required to restate our financial results. Any such restatement of our financial results could lead to substantial additional costs for accounting and legal fees and litigation and could cause our stock price to decline.

        In addition, our current controls and procedures may not be adequate in future periods to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements. If we fail to maintain the adequacy of our internal controls in accordance with applicable standards, we may be unable to conclude in future periods that our internal control over financial reporting is effective in ensuring the reliability of our financial reports. If we cannot produce reliable financial reports, our business and financial condition could be harmed, investors could lose confidence in our reported financial information and the market price of our common stock could decline significantly. Moreover, our reputation with lenders, retailers, investors, securities analysts and others may be adversely affected.

We may fail to meet publicly announced financial guidance or other expectations about our business, which would cause our stock to decline in value.

        From time to time, we provide preliminary financial results or forward-looking financial guidance, to our investors. Such statements are based on our current views, expectations and assumptions and involve known and unknown risks and uncertainties that may cause actual results, performance, achievements or share prices to be materially different from any future results, performance, achievements or share prices expressed or implied by such statements. Such risks and uncertainties include, among others: changes to the assumptions used to forecast or calculate such guidance, the risk that we do not consummate the Hi-Tec Acquisition on the timeline that we expect or at all; the risk that we do not realize the anticipated benefits of the Hi-Tec Acquisition; risks related to the sale of certain assets and liabilities of Hi-Tec and its subsidiaries to the Transaction Partners and to the financing of the Hi-Tec Acquisition; and risks related to the conversion of the Hi-Tec business to a branded licensing model.

Risks Related to the Hi-Tec Acquisition

We may not consummate the Hi-Tec Acquisition, and this offering is not conditioned on the consummation of the Hi-Tec Acquisition.

        We intend to use the net proceeds from this offering to partially fund the Hi-Tec Acquisition, which is described above under "Summary – Recent Developments – Hi-Tec Acquisition." However, this offering is not conditioned on the consummation of the Hi-Tec Acquisition and there can be no assurance that the Hi-Tec Acquisition will be consummated.

        Because this offering is not conditioned on the consummation of the Hi-Tec Acquisition, upon the closing of this offering, you will become a holder of our common stock regardless of whether the Hi-Tec Acquisition is consummated, delayed or terminated. If the Hi-Tec Acquisition is delayed, terminated or consummated on terms different than those described herein, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Hi-Tec Acquisition will be consummated on the terms described herein. Further, a failed transaction may result in negative publicity or negative impression of us in the investment community and may affect our relationships with our business partners. In addition, if the Hi-Tec Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds from this offering and could apply the proceeds in ways that you or other stockholders may not approve of, which could adversely affect the market price of our common stock.

Our financing of the Hi-Tec Acquisition is dependent on the consummation of the Sale Transactions to the Transaction Partners, entry into license agreements with Transaction Partners, entry into the Cerberus credit facility and entry into a receivables funding loan with one of our directors.

        Our financing of the Hi-Tec Acquisition is dependent on the consummation of the Sale Transactions, entry into license agreements with certain of the Transaction Partners, the credit facility we intend to enter into with Cerberus and the extension of a receivables funding loan by Jess Ravich, the Chairman of our Board of Directors. See "Summary – Recent Developments – Hi-Tec Acquisition" and "Use of Proceeds." We may be unable to enter into one or more of these transactions on terms acceptable to us. Additionally, there is a risk that Transaction Partners may be unable to fund the relevant price at closing of the Sale Transactions, may be unable to fund the prepayment of the first year of guaranteed minimum royalties under the license agreements, or may otherwise be unable to consummate the Sale Transactions and perform their obligations under the license agreements in a timely manner or at all. If any of these transactions are not consummated as part of the closing of the Hi-Tec Acquisition, we would be unable to fund the purchase price under the SPA, and the Seller may become entitled to the approximately $2.1 million we deposited into an escrow account at the time of signing of the SPA.

Risks related to the assets to be acquired in the Hi-Tec Acquisition, if consummated, may adversely affect our business, financial condition and results of operation.

        Any acquisition, including the Hi-Tec Acquisition, involves potential risks, including, among other things:

    •
    the validity of our assumptions about sales, revenues, operating expenses and costs;

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    our ability to successfully integrate the acquisition;

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    the assumption of unknown liabilities, losses or costs for which we are not indemnified or, where cover is excluded or limited under the warranty and indemnity insurance policy; and

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    an inability to obtain satisfactory title to the assets we acquire.

        If we consummate the Hi-Tec Acquisition and if any of these risks were to materialize, the benefits of the Hi-Tec Acquisition may not be fully realized, if at all, and our business, financial condition and results of operations could be negatively impacted.

The Hi-Tec Acquisition involves risks associated with acquisitions and integrating acquired businesses, including the potential exposure to significant liabilities, requires us to consummate the Sale Transactions and enter into licensing agreements with the Transaction Partners, and as a result the intended benefits of the Hi-Tec Acquisition may not be realized.

        The Hi-Tec Acquisition involves risks associated with acquisitions and integrating acquired businesses into existing operations, and in disposing of certain of the acquired businesses and assets, including that:

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    our senior management's attention may be diverted from the management of daily operations to the integration of the assets acquired in the Hi-Tec Acquisition;

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    we could incur significant unknown and contingent liabilities;

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    we are retaining certain liabilities related to assets we are selling to the Transaction Partners, and such liabilities could be greater than we expect, or materialize sooner than we expect, and there will be expenses involved in winding up certain operations which are not being sold to the Transaction Partners;

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    Transaction Partners may make claims against us in relation to the sale of assets to them, for which we have no corresponding recourse against the Seller, or under the warranty and indemnity insurance policy;

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    the Hi-Tec business may not perform as well as we anticipate;

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    subject to certain limited exceptions, our recourse for breaches of such warranties and indemnities under the SPA is to a warranty and indemnity insurance policy, and not to the Seller; and

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    unexpected costs, delays and challenges may arise in integrating the assets acquired in the Hi-Tec Acquisition into our existing operations, consummating the Sale Transactions and winding up certain operations which are not being sold to the Transaction Partners.

        Even if we successfully integrate the intellectual property of Hi-Tec that we acquire into our operations, it may not be possible to realize the full benefits we anticipate or we may not realize these benefits within the expected timeframe. If we fail to realize the benefits we anticipate from the Hi-Tec Acquisition, our business, results of operations and financial condition may be adversely affected.

We intend to convert Hi-Tec's business model into a branded licensing model, and this transformation may not be successful.

        We market and manage a global portfolio of fashion and lifestyle brands that we license to third parties. We plan to convert the Hi-Tec business to a branded licensing model consistent with our business model of identifying and securing wholesale and retail licensing partners for the commercial exploitation of the intellectual property being acquired. The conversion of Hi-Tec's business model may have some or all of the following unintended effects, among others:

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    some potential licensees of the Hi-Tec brand may not receive this business model in a positive manner and relationships with existing manufacturers of the Hi-Tec brands may be jeopardized;

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    the transition to the new business model may create operational or other challenges that are disruptive to Hi-Tec's and our business;

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    unforeseen expenses may be incurred in the implementation of the new business model, including winding up certain operations which are not being sold to the Transaction Partners; and

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    the implementation process may distract us from the achievement of our other business objectives.

        There can be no assurance that the change in the long run will be successfully implemented, that potential licensees will accept the new model or that we will be able to consummate license agreements with potential licensees of the Hi-Tec brand on the terms that we expect or at all.

Our inability to protect intellectual property assets in some foreign jurisdictions could reduce the value of licensing arrangements entered into by us in connection with the Hi-Tec Acquisition, diminishing some of the benefits of the Hi-Tec Acquisition and posing material risks to our business. In addition, third parties may claim that we or the Transaction Partners are infringing on their intellectual property rights, and we could suffer significant litigation expense as a result.

        In connection with the Hi-Tec Acquisition, we will procure the intellectual property assets of Hi-Tec, some of which will be licensed to the Transaction Partners in exchange for the payment of royalties to us. The intended benefits of the Hi-Tec Acquisition depend in part on our ability to obtain and enforce intellectual property protection both in the United States and in other countries where the Transaction Partners will be doing business. Intellectual property rights may be unavailable or limited in some foreign jurisdictions, which could reduce the value of our licenses and make it easier for competitors of our Transaction Partners to capture increased market share. We cannot assure you that the trademarks, service marks or other intellectual property assets procured in connection with the Hi-Tec Acquisition will not be challenged, invalidated or circumvented, or that the laws in any foreign jurisdictions will provide sufficiently broad protection against alleged infringers.

        Third parties may assert claims against us alleging that we or the Transaction Partners are infringing on their intellectual property rights. We could incur substantial costs in defending such claims, which would divert management resources and have a material adverse effect on our business, financial condition and results of operations. Additionally, parties making such claims could secure judgments awarding substantial damages, as well as injunctive or other equitable relief, reducing the value of our licenses and diminishing some of the intended benefits of the Hi-Tec Acquisition.

We intend to obtain a receivables funding loan from Jess Ravich, the Chairman of our Board of Directors. The terms of the receivables funding loan and the resolution of any dispute that may arise thereunder may not always be in our or our shareholders' best interests.

        We intend to fund a portion of the purchase price of the Hi-Tec Acquisition with the proceeds of a $5 million receivables funding loan provided by Jess Ravich, the Chairman of our Board of Directors. The resolution of any dispute that may arise in connection with the receivables funding loan may not always be in our or our shareholders' best interests because Mr. Ravich may be able to exercise significant influence over matters requiring approval by the Board of Directors.

The receivables funding loan will create a conflict of interest between us and Mr. Ravich.

        The receivables funding loan will create a conflict of interest between us and Mr. Ravich. In accordance with the charter of the audit committee of our Board of Directors, our audit committee reviewed and pre-approved the terms of the receivables funding loan agreement as a potential related party transaction, and our Board of Directors determined that the terms of the receivables funding loan were no less favorable to us than those that could be obtained in arm's length dealings with non-affiliate. Although in the good faith judgment of our Board of Directors no comparable transaction was available with which to compare the receivables funding loan and the receivables funding loan was fair, from a financial point of view, to us, such approval and determinations do not eliminate the conflict of interest.

Risks Related to Our Business

        In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC. You should carefully consider these risks before investing in our common stock. See "Where You Can Find More Information" in this prospectus supplement.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $32.7 million (or $37.7 million if the underwriter exercises its over-allotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us.

        If the Hi-Tec Acquisition as described in this prospectus supplement is consummated, we intend to fund the purchase price of the Hi-Tec Acquisition through: (i) the net proceeds from this offering, (ii) cash on hand, (iii) the net proceeds from the Cerberus credit facility, (iv) the proceeds of the Sale Transactions, (v) the prepayment of guaranteed minimum licensing royalties from certain of the Transaction Partners, and (vi) the net proceeds from the receivables funding loan from Mr. Ravich, the Chairman of our Board of Directors. See "Summary – Recent Developments – Hi-Tec Acquisition" for information regarding the Hi-Tec Acquisition. If the underwriter exercises its over-allotment option for more than 5% of the number of shares of our common stock set forth on the cover page of this prospectus supplement, pursuant to the terms of the receivables funding loan the proceeds of such exercise in excess of that 5% threshold will be used to pay down the receivables funding loan to the extent, if any, of any shortfall in the collection of the accounts receivable intended to repay the loan. See "Summary – Recent Developments – Hi-Tec Acquisition – Receivables Funding Loan" for the terms of the receivables funding loan.

        If the Hi-Tec Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of indebtedness, working capital, future acquisitions or other business opportunities. If the Hi-Tec Acquisition is not consummated, we do not expect that we will enter into the Cerberus credit facility, in which event our existing credit facility with JPMorgan would remain outstanding, nor do we expect that we will enter into the receivables funding loan agreement with Mr. Ravich. There can be no assurance that the Hi-Tec Acquisition or any of the other transactions contemplated in connection therewith will be consummated. This offering is not conditioned on the consummation of the Hi-Tec Acquisition or any such other transactions. See "Risk Factors" on page S-9 of this prospectus supplement for risks, uncertainties and other factors related to the Hi-Tec Acquisition and the other transactions contemplated thereby.

 CAPITALIZATION

        The following table sets forth, as of July 30, 2016, our cash and total capitalization:

    •
    on a historical basis; and

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    on an as-adjusted basis to reflect: (i) the completion of this offering, assuming no exercise of the underwriter's option to purchase additional shares, (ii) the consummation of the Hi-Tec Acquisition and the related Sale Transactions, (iii) the prepayment of the first year of guaranteed minimum royalties by certain of the Transaction Partners, (iv) the entry into a new credit facility with Cerberus and the repayment of our existing credit facility with JPMorgan, and (v) the receivables funding loan from Mr. Ravich, the Chairman of our Board of Directors, all as described under "Summary – Recent Developments," in each case, in the manner described in "Use of Proceeds" and after deducting estimated fees and transaction costs related to the Hi-Tec Acquisition, the Sale Transactions and the other transactions described above.

        The following table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated interim financial statements and the related notes thereto in our Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2016, which is incorporated by reference into this prospectus supplement.

	July 30, 2016
	Historical	As adjusted
	(in thousands)
Cash and cash equivalents	$6,565	$8,217

Debt:
JPMorgan Credit Facility	$19,282	—
Cerberus Credit Facility	—	$45,000
Ravich receivables funding loan	—	$5,000

Total debt	$19,282	$50,000

Stockholders' equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,712,488 shares issued and outstanding, historical, and 12,397,488 shares issued and outstanding, as adjusted, at July 30, 2016	174	248
Additional paid-in capital	28,762	61,425
Retained earnings	17,440	17,440

Total stockholders' equity	$46,376	$79,113

Total capitalization	$65,658	$129,113

PRICE RANGE FOR OUR COMMON STOCK

        Our common stock trades on the NasdaqGS under the symbol "CHKE." The following table shows, for the periods indicated, the high and low sales prices for our common stock, as reported on the NasdaqGS.

	Sales Price
	High	Low
Fiscal 2015
Quarter ended May 3, 2014	$15.00	$12.95
Quarter ended August 2, 2014	$17.12	$13.10
Quarter ended November 1, 2014	$19.53	$14.77
Quarter ended January 31, 2015	$21.01	$16.46
Fiscal 2016
Quarter ended May 2, 2015	$24.50	$17.95
Quarter ended August 1, 2015	$29.72	$21.54
Quarter ended October 31, 2015	$28.92	$13.64
Quarter ended January 30, 2016	$19.73	$12.92
Fiscal 2017
Quarter ended April 30, 2016	$18.65	$15.30
Quarter ended July 30, 2016	$15.71	$10.21
Quarter ended October 29, 2016	$11.98	$9.29
Quarter ended January 28, 2017 (through November 28, 2016)	$10.65	$8.80

        The last sales price of our common stock on November 28, 2016 was $10.00 per share, as reported on the NasdaqGS. As of November 11, 2016, there were approximately 66 holders of record of our common stock.

DIVIDEND POLICY

        On April 11, 2014, the Board of Directors declared a dividend of $0.05 per share, which was paid on June 16, 2014 to stockholders of record as of April 11, 2014. On August 1, 2014, the Board of Directors declared a dividend of $0.05 per share, which was paid on September 15, 2014 to stockholders of record as of September 1, 2014.

        The determination regarding the payment of dividends is subject to the discretion of our Board of Directors, and therefore we may not pay any dividends in future periods, whether or not we generate sufficient cash to do so. In addition, pursuant to our current credit facility with JPMorgan, we are prohibited from paying dividends without JPMorgan's consent and in the event that we would be in violation of our covenant regarding our "fixed charge coverage ratio" after giving effect to any proposed dividend or are otherwise then in default under such agreement. We expect to refinance the JPMorgan credit facility with proceeds from the Cerberus credit facility, as described under "Summary – Recent Developments – Hi-Tec Acquisition – Cerberus Credit Facility." The Cerberus credit facility will contain restrictions on our ability to make dividends and other distributions to shareholders.

UNDERWRITING

        We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of common stock set forth on the cover page of this prospectus supplement.

        The underwriter is offering the shares of common stock subject to its acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the related prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriter is not required to take or pay for the shares of common stock covered by the underwriter's over-allotment option described below.

Over-Allotment Option

        We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus supplement, to purchase up to an aggregate of 552,750 additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement and the related prospectus. If the underwriter exercises this option, the underwriter will be obligated, subject to certain conditions, to purchase the additional shares for which the option has been exercised.

Discount, Commissions and Expenses

        The underwriter has advised us that it proposes to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.247 per share. After this offering, the public offering price and concession to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The shares of common stock are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

        The following table shows the underwriting discount payable to the underwriter by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option to purchase additional shares.

	Per share	Total Without Exercise of Over- Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$9.50	$35,007,500	$40,258,625
Underwriting discount	$0.494	$1,820,390	$2,093,449

        The underwriter may also receive a performance bonus of up to approximately $200,000 as determined by us in our sole discretion. As of the date of this prospectus supplement, no determination has been made as to whether any performance bonus will be paid to the underwriter or as to the amount thereof. Accordingly, the effect of any such payment has not been reflected in the information contained in this prospectus supplement. We do not believe that the amount of the bonus payment, if any, will be material to us.

        We have agreed to reimburse the underwriter for certain out-of-pocket expenses not to exceed $150,000 without our prior written consent not to be unreasonably withheld. We estimate that expenses payable by us in connection with this offering, other than the underwriting discount and the potential performance bonus referred to above and including the reimbursement of the underwriter's out-of-pocket expenses, will be approximately $450,000.

Indemnification

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

        We and our executive officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

        In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

    •
    Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    •
    Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

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    Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    •
    Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter makes any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

        In connection with this offering, the underwriter may engage in passive market making transactions in our common stock on the NasdaqGS in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Listing and Transfer Agent

        Our common stock is listed on the NasdaqGS and trades under the symbol "CHKE." The transfer agent for our common stock is Computershare Trust Company, N.A.

Electronic Distribution

        This prospectus supplement and the related prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus supplement and the related prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement, the related prospectus or the registration statement of which this prospectus supplement and the related prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

        From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. In the course of its business, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Notice to Investors in the United Kingdom

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the related prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

        (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

        (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c)   by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

        (d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The underwriter has represented, warranted and agreed that:

        (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

        (b)   it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

        In particular, this document does not constitute an approved prospectus in accordance with European Commission's Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

    •
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    •
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

    •
    in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are "securities."

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Lowenstein Sandler, LLP, New York, New York, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

        The consolidated financial statements of Cherokee Inc. appearing in our 2016 Annual Report, and the effectiveness of Cherokee Inc.'s internal control over financial reporting as of January 30, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and proxy and information statements with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site (www.sec.gov) that contains the reports, proxy and information statements that we file electronically with the SEC. Our reports and proxy and information statements are also available through our Internet site at www.pxd.com. The information contained in this website is not part of this prospectus supplement and the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

        For purposes of this prospectus, the SEC allows us to incorporate by reference certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following document filed with the SEC:

    •
    the description of our common stock contained in our Statement on Form 10 filed with the SEC on April 24, 1995, and including any other amendments or reports filed for the purpose of updating such description;

    •
    our 2016 Annual Report on Form 10-K, as filed with the SEC on April 14, 2016;

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    our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2016, as filed with the SEC on June 9, 2016, and our Quarterly Report on Form 10-Q for the quarterly period ended July 30, 2016, as filed with the SEC on September 8, 2016; and

    •
    our Current Reports on Form 8-K, as filed with the SEC on June 3, 2016, July 14, 2016 and November 29, 2016 (except for the information furnished under Item 2.02).

        All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

        These reports and documents can be accessed free of charge on our website at www.cherokeeglobalbrands.com by clicking on "Investor Relations" and then clicking on "Financial Information" and then clicking on "SEC Filings." We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Cherokee Inc.
5990 Sepulveda Blvd.
Sherman Oaks, CA
Attn: Chief Financial Officer

PROSPECTUS

CHEROKEE INC.

$50,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEBT SECURITIES
UNITS

        We may offer and sell from time to time the above securities in one or more classes, in one or more transactions, separately or together in any combination and as separate series, and in amounts, at prices and on terms that we will determine at the times of the offerings. We may also offer any of these securities that may be issuable upon the conversion, exercise or exchange of debt securities, preferred stock or warrants. The aggregate initial offering price of the securities that we may offer through this prospectus will be up to $50,000,000.

        We will provide specific terms of any offering in supplements to this prospectus, which we will deliver together with the prospectus at the time of sale. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        We may offer the securities independently or together in any combination for sale directly to purchasers, through one or more underwriters, dealers or agents, or through underwriting syndicates managed or co-managed by one or more underwriters, to be designated at a future date, on a continuous or delayed basis.

        Our common stock is traded on the NASDAQ Global Select Market ("NasdaqGS") under the symbol "CHKE." On June 18, 2015, the last reported sales price for our common stock as quoted on the NasdaqGS was $26.56 per share.

        On June 18, 2015, the aggregate market value of our outstanding common stock held by non-affiliates was $230,227,419.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under the caption "Risk Factors" on page 1 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 2, 2015

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time. For further information about our business and the securities, you should refer to the registration statement containing this prospectus and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports we file by the SEC. The registration statement and other reports can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a "prospectus supplement," we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement or incorporated information having a later date. You should read this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus, in any prospectus supplement, or any other offering material that we authorize, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any supplement to this prospectus, or any other offering material that we authorize, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This

i

prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. The information contained in this prospectus or a prospectus supplement or amendment, or incorporated herein or therein by reference, is accurate only as of the date of this prospectus or prospectus supplement or amendment, as applicable, regardless of the time of delivery of this prospectus or prospectus supplement or amendment, as applicable, or of any sale of the shares.

        As used in this prospectus, unless the context indicates or otherwise requires, "the Company," "Cherokee," "we," "us" or "our" refer to the combined business of Cherokee Inc. and all of its subsidiaries.

ii

ABOUT CHEROKEE INC.

        Cherokee is in the business of marketing and licensing the Cherokee, Liz Lange, Completely Me by Liz Lange, Hawk, Tony Hawk, Cherokee Uniform, Sideout, Carole Little and àle by alessandra brands and related trademarks and other brands it owns or represents. Cherokee is one of the leading licensors of style-focused lifestyle brand names and trademarks for apparel, footwear and accessories.

        Our principal executive offices are located at 5990 Sepulveda Boulevard, Sherman Oaks, California 91411, telephone (818) 908-9868. We maintain a website with the address www.cherokeeglobalbrands.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

RISK FACTORS

        Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus and in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. See "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, you can identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," "will," "would" or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include those set forth in the section titled "Risk Factors."

        We operate in a very competitive and rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements included in this prospectus speak only as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

 USE OF PROCEEDS

        Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the securities for acquisitions, capital expenditures, working capital and other general corporate purposes. Pending any specific application, we may initially invest the net proceeds in short-term marketable securities.

        We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of any offering.

SECURITIES WE MAY OFFER

        We may issue from time to time, in one or more offerings the following securities:

  •
  shares of common stock;

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  shares of preferred stock;

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  warrants exercisable for debt securities, common stock or preferred stock;

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  debt securities; and

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  units of common stock, preferred stock, warrants or debt securities, in any combination.

        This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference" for information about how to obtain copies of those documents.

        The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

        Our Amended and Restated Certificate of Incorporation provides that we are authorized to issue 21,000,000 shares of capital stock. Our authorized capital stock is comprised of 20,000,000 shares of common stock, $0.02 par value per share, and 1,000,000 shares of serial preferred stock, par value $0.02 per share.

        The following description is a summary of the material terms of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. This description does not purport to be complete. For information on how you can obtain our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, see "Where You Can Find Additional Information."

Common Stock

        We are authorized to issue up to 20,000,000 shares of our common stock, par value $0.02 per share.

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of our directors. Subject to preferences that may apply to any then outstanding shares of preferred stock, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for distribution at the times and in the amounts, if any, that our Board of Directors may determine from time to time. In the event of our liquidation, dissolution or winding up, subject to the rights of each series of our preferred stock, which may, from time to time come into existence, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities. Holders of our common stock have no preemptive or other subscription or conversion rights. Our common stock is not redeemable and there are no sinking fund provisions applicable to our common stock.

Preferred Stock

        Our Board of Directors is authorized, subject to limitations imposed by Delaware law, to issue up to 1,000,000 shares of preferred stock, par value $0.02 per share, in one or more series, without stockholder approval. Our Board of Directors is authorized to fix the number of shares of preferred stock and to determine or (so long as no shares of such series are then outstanding) alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by Delaware General Corporation Law. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with, or senior to any of those of any present or future class or series of our capital stock. Our Board of Directors is also authorized to decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting any decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of any shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our Amended and Restated Certificate of Incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

  Interested Stockholder Transactions

        We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

  Certificate of Incorporation and Bylaws

        Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Amended and Restated Certificate of Incorporation allows us to issue shares of preferred stock (see "Blank Check Preferred Stock") or common stock without any action by stockholders. Our directors and our officers are indemnified by us to the fullest extent permitted by applicable law pursuant to our Amended and Restated Certificate of Incorporation. Our Board of Directors is expressly authorized to make, alter or repeal our Amended and Restated Bylaws. These provisions may make it more difficult for stockholders to take specific corporate actions and may make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

  Blank Check Preferred Stock

        Our Amended and Restated Certificate of Incorporation authorizes our Board of Directors to approve the issuance of up to 1,000,000 shares of preferred stock, without further approval of the stockholders, and to determine the rights and preferences of any series of preferred stock. The Board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of our common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control and discouraging bids for our common stock at a premium over the market price.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. The prospectus supplement relating to any warrants we are offering will describe specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

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  the title of the warrants;

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  the aggregate number of warrants offered;

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  the price or prices at which the warrants will be issued;

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  the designation, number and terms of any common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

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  the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

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  the dates or periods during which the warrants are exercisable;

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  the designation and terms of any securities with which the warrants are issued as a unit;

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  if the warrants are issued as a unit with another security, the date on or after which the warrants and the other security will be separately transferable;

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  any minimum or maximum amount of warrants that may be exercised at any one time;

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  any terms relating to the modification of the warrants;

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  a discussion of material federal income tax considerations, if applicable; and

  •
  any other terms of the warrants and any other securities sold together with the warrants, including, but not limited to, the terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

        The applicable prospectus supplement will describe the specific terms of any warrant units.

        The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading "Where You Can Find Additional Information."

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock, preferred stock or other securities of ours or of a third party. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in a prospectus supplement (and any free writing prospectus).

        We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We will file forms of these documents as exhibits to an amendment to the registration statement of which this prospectus is a part. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture.

        The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term "indenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

        The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are not complete and are qualified in their entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. You should read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures will be filed as exhibits to an amendment to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to an amendment to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

        The following are some of the terms relating to a series of debt securities that could be described in a prospectus supplement:

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  title;

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  principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

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  any limit on the amount that may be issued;

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  whether we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

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  maturity date;

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  principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

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  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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  annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether the debt securities will be secured or unsecured, and the terms of any secured debt;

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  terms of the subordination of any series of subordinated debt;

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  place where payments will be payable;

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  restrictions on transfer, sale or other assignment, if any;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

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  provisions for a sinking fund, purchase or other analogous fund, if any;

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  date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

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  whether the indenture will restrict our ability or the ability of our subsidiaries to:

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  incur additional indebtedness;

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  issue additional securities;

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  create liens;

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  pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

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  redeem capital stock;

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  place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

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  make investments or other restricted payments;

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  sell or otherwise dispose of assets;

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  enter into sale-leaseback transactions;

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  engage in transactions with shareholders or affiliates;

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  issue or sell stock of our subsidiaries; or

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  effect a consolidation or merger;

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  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

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  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

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  information describing any book-entry features;

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  procedures for any auction or remarketing, if any;

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  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an "original issue discount" as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

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  denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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  if other than dollars, the currency in which the series of debt securities will be denominated; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

        We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other securities of ours, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

        The indentures in the forms to be filed as exhibits to an amendment to the registration statement of which this prospectus is a part will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets would have to assume all of our obligations under the indentures and the debt securities, as appropriate. In addition, the terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture.

        If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property would have to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

        The following are events of default under the indentures to be filed as exhibits to an amendment to the registration statement with respect to any series of debt securities that we may issue:

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  if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

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  if we fail to pay the principal or premium, if any, when due and payable and the time for payment has not been extended or deferred;

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  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, and our failure continues for 90 days after we receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

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  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding would be due and payable without any notice or other action on the part of the indenture trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the indenture trustee would be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

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  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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  subject to its duties under the Trust Indenture Act of 1939, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

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  the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

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  the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.

Supplemental Indentures

        We and the indenture trustee may from time to time and at any time enter into an indenture or supplemental indenture without the consent of any holders for one or more of the following purposes:

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  to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and debt securities;

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  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an event of default;

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  to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the securities or any related coupons, including provisions necessary or desirable to provide for or facilitate the administration of the trusts hereunder;

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  to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the trust indenture act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

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  to modify, eliminate or add to any of the provisions of the indenture;

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  to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;

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  to convey, transfer, assign, mortgage or pledge any property to or with the trustee;

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  to make provisions in regard to matters or questions arising under the indenture, so long such other provisions to do not materially affect the interest of any other holder of debt securities;

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  to secure any series of security; and

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  to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee.

        In addition, we and the trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal of the outstanding debt securities of each series that is affected, may from time to time and at any time enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner the rights of the holders of the securities of such series and any related coupons of the indenture, provided that no such supplemental indenture shall:

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  extend the fixed maturity of any securities, or reduce the principal amount thereof or premium, if any, or reduce the rate or extend the time of payment of interest, without the extent of the holder so affected;

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  reduce the aforesaid percentage of securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of all holders of outstanding series of debt securities; or

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  modify any of the above provisions.

Discharge

        Each indenture to be filed as an exhibit to an amendment to the registration statement will provide that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

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  register the transfer or exchange of debt securities of the series;

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  replace stolen, lost or mutilated debt securities of the series;

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  maintain paying agencies;

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  hold monies for payment in trust;

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  recover excess money held by the indenture trustee;

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  compensate and indemnify the indenture trustee; and

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  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the indenture trustee money or government obligations, or a combination thereof, sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement or free writing prospectus with respect to that series.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

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  issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

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  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Indenture Trustee

        The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by an indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement or free writing prospectus, we will designate an office or agency of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

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  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

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  the terms of any unit agreement governing the units;

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  the provisions for the payment, settlement, transfer or exchange of the units;

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  material federal income tax considerations, if applicable; and

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  whether the units will be issued in fully registered or global form.

        The descriptions of the units and any applicable underlying security or pledge arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading "Where You Can Find Additional Information."

PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers.

        We may distribute securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase securities will be subject to certain conditions, and an underwriter will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

        Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If stated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase securities at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market, as set forth in the applicable prospectus supplement. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities. However, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice.

        If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the applicable securities in connection with any offering (in other words, if they sell more securities than are set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. The transactions described above may have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. In addition, the representatives of any underwriters may determine not to engage in those transactions or that those transactions, once commenced, may be discontinued without notice.

        Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

        In no event will the commission or discount received by any Financial Industry Regulatory Authority ("FINRA") member or independent broker-dealer participating in a distribution of securities exceed eight percent of the aggregate principal amount of the offering of securities in which that FINRA member or independent broker-dealer participates.

LEGAL MATTERS

        Morrison & Foerster LLP, San Diego, California, has passed upon the validity of the securities to be offered pursuant to this prospectus.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2015, and the effectiveness of our internal control over financial reporting as of January 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the SEC are also available on the SEC's web site at http://www.sec.gov. Our website address is http://www.cherokeeglobalbrands.com. We have not incorporated by reference into this prospectus the information on our websites, and you should not consider it to be a part of this document.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus, you should refer to the complete registration statement, its exhibits and the information incorporated by reference in the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC's public reference room and website referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        For purposes of this prospectus, the SEC allows us to "incorporate by reference" certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following document filed with the SEC:

  •
  Our annual report on Form 10-K for the year ended January 31, 2015, filed with the SEC on April 16, 2015.

  •
  Our quarterly report on Form 10-Q for the quarter ended May 2, 2015, filed with the SEC on June 11, 2015.

        All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

        These reports and documents can be accessed free of charge on our website at www.cherokeeglobalbrands.com by clicking on "Investor Relations" and then clicking on "Financial Information" and then clicking on "SEC Filings." We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

5990 Sepulveda Boulevard
Sherman Oaks, California 91411
Attn.: Chief Financial Officer

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

3,685,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Roth Capital Partners

November 29, 2016